UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13D/A

Under the Securities Exchange Act of 1934
(Amendment No. 4)

INVESCO ADVANTAGE MUNICIPAL INCOME TRUST II
(Name of Issuer)
Series 2015/6-Vki Variable Rate Muni Term Preferred Shares
(Title of Class of Securities)
46132E855
(CUSIP Number)
Bank of America Corporation Bank of America Corporate Center 100 N. Tryon Street Charlotte, North Carolina 28255
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)
February 29, 2012
(Date of Event which Requires Filing of this Statement)
If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐.
Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See 240.13d-7(b) for other parties to whom copies are to be sent.
The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D/A

CUSIP No. 46132E855
1	NAMES OF REPORTING PERSONS
Bank of America Corporation 56-0906609

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☒

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
1,836

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
1,836

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,836

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
100%*

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
HC

*The calculation of the percentage of outstanding shares is based on 1,836 shares of VMTP shares outstanding as of May 31, 2024, as disclosed by the Issuer in its Joint Proxy Statement filed with the SEC on July 2, 2024.

CUSIP No. 46132E855

1	NAMES OF REPORTING PERSONS
Banc of America Preferred Funding Corporation 75-2939570

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
1,836

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
1,836

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,836

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
100%*

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

*The calculation of the percentage of outstanding shares is based on 1,836 shares of VMTP shares outstanding as of May 31, 2024, as disclosed by the Issuer in its Joint Proxy Statement filed with the SEC on July 2, 2024.

This Amendment No. 4 (this “Amendment”) amends, as set forth below, the statement on Schedule 13D, dated November 18, 2019 and filed with the SEC on November 27, 2019 (as amended to the date hereof, the “Original Schedule 13D”) for Bank of America Corporation (“BAC”) and Banc of America Preferred Funding Corporation (“BAPFC”) (collectively, the “Reporting Persons”) with respect to the Series 2015/6-VKI Variable Rate Muni Term Preferred Shares (“VMTP Shares”) of Invesco Advantage Municipal Income Trust II (the “Issuer”).

This Amendment is being filed to disclose previously unreported trades.

Item 2.	Identity and Background

Item 2 of the Original Schedule 13D is hereby amended by deleting Schedule I and Schedule II referenced therein and replacing them with Schedule I and Schedule II included with this Amendment.

Item 5.	Interest in Securities of the Issuer

The Reporting Persons have effected the transactions in securities of the Issuer identified in Schedule III.

Item 7.	Material to be Filed as Exhibits

Item 7 of the Original Schedule 13D is hereby amended by deleting Exhibit 99.1 and Exhibit 99.2 thereto and inserting the following exhibits in their place:

Exhibit No.	Description
99.1	Joint Filing Agreement, dated as of December 13, 2024, by and among the Reporting Persons.

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: December 13, 2024.

BANK OF AMERICA CORPORATION

	By:	/s/ Andres Ortiz
Name: Andres Ortiz
Title: Authorized Signatory

BANC OF AMERICA PREFERRED FUNDING CORPORATION

	By:	/s/ Andres Ortiz
Name: Andres Ortiz
Title: Authorized Signatory

SCHEDULE I

EXECUTIVE OFFICERS AND DIRECTORS OF
REPORTING PERSONS

The following sets forth the name and present principal occupation of each executive officer and director of Bank of America Corporation.  The business address of each of the executive officers and directors of Bank of America Corporation is Bank of America Corporate Center, 100 North Tryon Street, Charlotte, North Carolina 28255.

Name	Position with Bank of America Corporation	Principal Occupation
Brian T. Moynihan	Chairman of the Board, Chief Executive Officer and Director	Chairman of the Board and Chief Executive Officer of Bank of America Corporation
Paul M. Donofrio	Vice Chair	Vice Chair of Bank of America Corporation
Thong M. Nguyen	Vice Chair, Head of Global Strategy & Enterprise Platforms	Vice Chair, Head of Global Strategy & Enterprise Platforms of Bank of America Corporation
Bruce R. Thompson	Vice Chair, Head of Enterprise Credit	Vice Chair, Head of Enterprise Credit of Bank of America Corporation
Dean C. Athanasia	President, Regional Banking	President, Regional Banking of Bank of America Corporation
James P. DeMare	President, Global Markets	President, Global Markets of Bank of America Corporation
Kathleen A. Knox	President, The Private Bank	President, The Private Bank of Bank of America Corporation
Matthew M. Koder	President, Global Corporate and Investment Banking	President, Global Corporate and Investment Banking of Bank of America Corporation
Bernard A. Mensah	President, International; CEO, Merrill Lynch International	President, International of Bank of America Corporation and CEO, Merrill Lynch International
Lindsay DeNardo Hans	President, Co-Head Merrill Wealth Management	President, Co-Head Merrill Wealth Management of Bank of America Corporation
Eric Schimpf	President, Co-Head Merrill Wealth Management	President, Co-Head Merrill Wealth Management of Bank of America Corporation
Aditya Bhasin	Chief Technology and Information Officer	Chief Technology and Information Officer of Bank of America Corporation
D. Steve Boland	Chief Administrative Officer	Chief Administrative Officer of Bank of America Corporation
Alastair Borthwick	Chief Financial Officer	Chief Financial Officer of Bank of America Corporation
Sheri Bronstein	Chief Human Resources Officer	Chief Human Resources Officer of Bank of America Corporation
Geoffrey Greener	Chief Risk Officer	Chief Risk Officer of Bank of America Corporation
Thomas M. Scrivener	Chief Operations Executive	Chief Operations Executive of Bank of America Corporation
Lauren A. Mogensen	Global General Counsel	Global General Counsel of Bank of America Corporation
Lionel L. Nowell, III	Lead Independent Director	Lead Independent Director, Bank of America Corporation; Former Senior Vice President and Treasurer, PepsiCo, Inc.
Sharon L. Allen	Director	Former Chairman, Deloitte LLP
Jose E. Almeida	Director	Chairman, President and Chief Executive Officer of Baxter International Inc.
Pierre J.P. de Weck[1]	Director	Former Chairman and Global Head of Private Wealth Management, Deutsche Bank AG
Arnold W. Donald	Director	Former President and Chief Executive Officer, Carnival Corporation & Carnival plc
Linda P. Hudson	Director	Former Executive Officer, The Cardea Group, LLC and Former President and Chief Executive Officer of BAE Systems, Inc.
Monica C. Lozano	Director	Lead Independent Director, Target Corporation; Former Chief Executive Officer, Former College Futures Foundation and Former Chairman, US Hispanic Media Inc.
Denise L. Ramos	Director	Former Chief Executive Officer and President of ITT Inc.
Clayton S. Rose	Director	Baker Foundation Professor of Management Practice at Harvard Business School
Michael D. White	Director	Former Chairman, President, and Chief Executive Officer of DIRECTV
Thomas D. Woods[2]	Director	Former Vice Chairman and Senior Executive Vice President of Canadian Imperial Bank of Commerce; Former Chairman, Hydro One Limited
Maria T. Zuber	Director	Vice President for Research and E.A., Griswold Professor of Geophysics, MIT

1 Mr. de Weck is a citizen of Switzerland.
2 Mr. Woods is a citizen of Canada.

The following sets forth the name and present principal occupation of each executive officer and director of Banc of America Preferred Funding Corporation.  The business address of each of the executive officers and directors of Banc of America Preferred Funding Corporation is 214 North Tryon Street, Charlotte, North Carolina 28255.

Name	Position with Banc of America Preferred Funding Corporation	Principal Occupation
John J. Lawlor	Director and President	Managing Director, Municipal Markets and Public Sector Banking Executive of BofA Securities, Inc. and Bank of America, National Association
James Duffy	Managing Director	Director; MBAM BFO, The CFO Group of Bank of America, National Association
Michael I. Jentis	Managing Director	Managing Director, Head of Sales – Public Finance of BofA Securities, Inc. and Bank of America, National Association
Mona Payton	Managing Director	Managing Director, Municipal Markets Executive for Short-Term Trading of BofA Securities, Inc. and Bank of America, National Association
Edward J. Sisk	Director and Managing Director	Managing Director, Public Finance Executive of BofA Securities, Inc. and Bank of America, National Association
John B. Sprung	Director	Corporate Director
David A. Stephens	Director and Managing Director	Managing Director, Executive for Public Finance and Public Sector Credit Products of BofA Securities, Inc. and Bank of America, National Association

Schedule II

SCHEDULE OF LITIGATION

Bank of America Corporation and certain of its affiliates, including BofA Securities, Inc. (“BofA Securities,” successor in interest to Merrill Lynch, Pierce, Fenner & Smith Incorporated) and Bank of America, N.A., have been involved in a number of civil proceedings and regulatory actions which concern matters arising in connection with the conduct of its business. Certain of such proceedings have resulted in findings of violations of federal or state securities laws. Such proceedings are reported and summarized in the BofA Securities Form BD as filed with the SEC, which descriptions are hereby incorporated by reference.

Schedule III

The following tables set forth all unreported transactions with respect to common stock and derivative securities effected by or on behalf of the Reporting Persons.  All of their transactions were effectuated for cash.

COMMON STOCK

TRADE DATE	BUY/SELL	QUANTITY	PRICE	EXECUTION
02/29/2012	B	100	$13.16	OTC
02/29/2012	B	100	$13.16	OTC
02/29/2012	B	100	$13.16	OTC
02/29/2012	B	200	$13.16	OTC
02/29/2012	B	100	$13.16	OTC
02/29/2012	B	100	$13.16	OTC
02/29/2012	B	100	$13.16	OTC
02/29/2012	B	100	$13.16	OTC
02/29/2012	B	100	$13.16	OTC
02/29/2012	B	300	$13.16	OTC
02/29/2012	B	100	$13.16	OTC
02/29/2012	B	100	$13.18	OTC
02/29/2012	B	100	$13.18	OTC
02/29/2012	B	100	$13.18	OTC
02/29/2012	B	400	$13.18	OTC
02/29/2012	B	100	$13.21	OTC
02/29/2012	B	200	$13.2	OTC
02/29/2012	B	200	$13.2	OTC
02/29/2012	S	100	$13.15	OTC
02/29/2012	S	100	$13.15	OTC
02/29/2012	S	500	$13.15	OTC
02/29/2012	S	500	$13.15	OTC
02/29/2012	S	100	$13.16	OTC
02/29/2012	S	300	$13.15	OTC
02/29/2012	S	100	$13.15	OTC
02/29/2012	S	100	$13.14	OTC
02/29/2012	S	500	$13.14	OTC
02/29/2012	S	100	$13.14	OTC
02/29/2012	S	100	$13.15	OTC
02/29/2012	S	100	$13.15	OTC
05/23/2012	B	601	$13.47	OTC
05/25/2012	S	601	$13.4233	OTC
12/16/2019	S	469	$11.04	OTC
12/17/2019	B	469	$11.0815	OTC
01/03/2020	S	1,500	$11.1647	OTC
01/03/2020	B	100	$11.165	OTC
01/03/2020	B	100	$11.165	OTC
01/03/2020	B	500	$11.165	OTC
01/03/2020	B	100	$11.165	OTC
01/03/2020	B	100	$11.165	OTC
01/03/2020	B	100	$11.165	OTC
01/03/2020	B	400	$11.165	OTC
01/03/2020	B	100	$11.165	OTC
02/06/2020	B	15	$11.4883	OTC
02/11/2020	S	15	$11.5012	OTC
02/25/2020	B	183	$11.556	OTC
02/27/2020	S	183	$11.3883	OTC
03/16/2020	B	100	$10.0	OTC
03/16/2020	B	200	$10.0	OTC
03/16/2020	B	200	$10.0	OTC
03/16/2020	B	100	$10.0	OTC
03/16/2020	S	200	$10.0	ASE
03/16/2020	S	100	$10.0	ARCA
03/16/2020	S	100	$10.0	NASDAQ
03/16/2020	S	200	$10.0	EDGE X
09/29/2020	B	9	$10.78	BATS Y
09/29/2020	B	9	$10.78	ARCA
09/29/2020	B	100	$10.77	NASDAQ
09/29/2020	B	49	$10.77	ASE
09/29/2020	B	9	$10.77	ARCA
09/29/2020	B	21	$10.77	ARCA
09/29/2020	B	9	$10.78	BATS X
09/29/2020	B	9	$10.78	BATS X
09/29/2020	B	9	$10.77	ARCA
09/29/2020	B	9	$10.77	AMEX
09/29/2020	B	9	$10.78	BATS X
09/29/2020	B	9	$10.78	BATS X
09/29/2020	B	9	$10.78	BATS X
09/29/2020	B	1	$10.78	BATS X
09/29/2020	B	9	$10.77	NASDAQ
09/29/2020	B	2	$10.78	BATS X
09/29/2020	B	9	$10.77	NASDAQ
09/29/2020	B	12	$10.76	BATS X
09/29/2020	B	5	$10.76	BATS X
09/29/2020	B	78	$10.74	BATS X
09/29/2020	B	4	$10.74	BATS X
09/29/2020	B	24	$10.74	BATS X
09/29/2020	B	22	$10.75	BATS X
09/29/2020	B	42	$10.75	BATS X
09/30/2020	B	100	$10.76	OTC
09/30/2020	B	15	$10.75	ASE
09/30/2020	S	146	$10.81	ASE
09/30/2020	S	291	$10.81	ASE
09/30/2020	S	437	$10.81	ASE
10/06/2020	B	200	$10.84	OTC
10/06/2020	B	91	$10.84	ASE
04/27/2022	B	425	$9.3466	OTC
04/28/2022	S	100	$9.3201	OTC
04/28/2022	S	124	$9.33	OTC
04/28/2022	S	101	$9.321	OTC
04/28/2022	S	91	$9.3201	OTC
04/28/2022	S	9	$9.3201	OTC
05/12/2022	B	6,000	$9.2380	OTC
05/13/2022	S	2,814	$9.21	OTC
05/13/2022	S	3,186	$9.21	OTC
06/27/2022	B	800	$9.12	OTC
06/27/2022	S	800	$9.12	ASE
06/30/2022	B	20,392	$9.4119	OTC
06/30/2022	B	1,699	$9.4119	OTC
06/30/2022	B	7,966	$9.4119	OTC
06/30/2022	B	1,516	$9.4119	OTC
06/30/2022	B	1,261	$9.4119	OTC
06/30/2022	B	2,800	$9.4119	OTC
06/30/2022	B	1,699	$9.4119	OTC
06/30/2022	B	5,663	$9.4119	OTC
06/30/2022	B	1,238	$9.4119	OTC
06/30/2022	B	979	$9.4119	OTC
06/30/2022	B	1,699	$9.4119	OTC
06/30/2022	B	3,146	$9.4119	OTC
06/30/2022	B	4,820	$9.4119	OTC
06/30/2022	B	9,061	$9.4119	OTC
07/01/2022	S	100	$9.57	OTC
07/01/2022	S	100	$9.57	OTC
07/01/2022	S	100	$9.57	OTC
07/01/2022	S	100	$9.55	OTC
07/01/2022	S	100	$9.55	OTC
07/01/2022	S	100	$9.55	OTC
07/01/2022	S	100	$9.55	OTC
07/01/2022	S	100	$9.55	OTC
07/01/2022	S	100	$9.55	OTC
07/01/2022	S	100	$9.55	OTC
07/01/2022	S	100	$9.54	OTC
07/01/2022	S	200	$9.55	OTC
07/01/2022	S	100	$9.55	OTC
07/01/2022	S	100	$9.55	OTC
07/01/2022	S	200	$9.54	OTC
07/01/2022	S	200	$9.53	OTC
07/01/2022	S	200	$9.54	OTC
07/01/2022	S	200	$9.53	OTC
07/01/2022	S	100	$9.53	OTC
07/01/2022	S	100	$9.52	OTC
07/01/2022	S	100	$9.53	OTC
07/01/2022	S	300	$9.52	OTC
07/01/2022	S	100	$9.54	OTC
07/01/2022	S	1,000	$9.52	OTC
07/01/2022	S	100	$9.53	OTC
07/01/2022	S	200	$9.54	OTC
07/01/2022	S	100	$9.53	OTC
07/01/2022	S	100	$9.53	OTC
07/01/2022	S	200	$9.52	OTC
07/01/2022	S	100	$9.52	OTC
07/01/2022	S	300	$9.54	OTC
07/01/2022	S	100	$9.52	OTC
07/01/2022	S	100	$9.53	OTC
07/01/2022	S	200	$9.53	OTC
07/01/2022	S	195	$9.52	OTC
07/01/2022	S	100	$9.5	OTC
07/01/2022	S	100	$9.515	OTC
07/01/2022	S	100	$9.515	OTC
07/01/2022	S	100	$9.515	OTC
07/01/2022	S	200	$9.515	OTC
07/01/2022	S	100	$9.5	OTC
07/01/2022	S	300	$9.5	OTC
07/01/2022	S	100	$9.5	OTC
07/01/2022	S	500	$9.5	OTC
07/01/2022	S	100	$9.5	OTC
07/01/2022	S	100	$9.5	OTC
07/01/2022	S	100	$9.51	OTC
07/01/2022	S	100	$9.5	OTC
07/01/2022	S	500	$9.5	OTC
07/01/2022	S	100	$9.5	OTC
07/01/2022	S	100	$9.5	OTC
07/01/2022	S	200	$9.5	OTC
07/01/2022	S	100	$9.49	OTC
07/01/2022	S	100	$9.5	OTC
07/01/2022	S	100	$9.5	OTC
07/01/2022	S	100	$9.48	OTC
07/01/2022	S	100	$9.49	OTC
07/01/2022	S	100	$9.48	OTC
07/01/2022	S	100	$9.48	OTC
07/01/2022	S	100	$9.48	OTC
07/01/2022	S	100	$9.485	OTC
07/01/2022	S	1,000	$9.48	OTC
07/01/2022	S	100	$9.48	OTC
07/01/2022	S	100	$9.47	OTC
07/01/2022	S	300	$9.46	OTC
07/01/2022	S	400	$9.46	OTC
07/01/2022	S	100	$9.46	OTC
07/01/2022	S	100	$9.465	OTC
07/01/2022	S	100	$9.465	OTC
07/01/2022	S	400	$9.465	OTC
07/01/2022	S	100	$9.465	OTC
07/01/2022	S	100	$9.465	OTC
07/01/2022	S	100	$9.46	OTC
07/01/2022	S	248	$9.45	OTC
07/01/2022	S	100	$9.46	OTC
07/01/2022	S	100	$9.46	OTC
07/01/2022	S	200	$9.46	OTC
07/01/2022	S	100	$9.4575	OTC
07/01/2022	S	252	$9.45	OTC
07/01/2022	S	100	$9.46	OTC
07/01/2022	S	100	$9.46	OTC
07/01/2022	S	100	$9.46	OTC
07/01/2022	S	100	$9.465	OTC
07/01/2022	S	100	$9.4575	OTC
07/01/2022	S	100	$9.45	OTC
07/01/2022	S	200	$9.45	OTC
07/01/2022	S	800	$9.45	OTC
07/01/2022	S	200	$9.45	OTC
07/01/2022	S	100	$9.45	OTC
07/01/2022	S	200	$9.45	OTC
07/01/2022	S	100	$9.46	OTC
07/01/2022	S	200	$9.46	OTC
07/01/2022	S	100	$9.46	OTC
07/01/2022	S	100	$9.46	OTC
07/01/2022	S	600	$9.46	OTC
07/01/2022	S	100	$9.455	OTC
07/01/2022	S	100	$9.455	OTC
07/01/2022	S	100	$9.455	OTC
07/01/2022	S	100	$9.459	OTC
07/01/2022	S	100	$9.455	OTC
07/01/2022	S	100	$9.455	OTC
07/01/2022	S	100	$9.455	OTC
07/01/2022	S	500	$9.46	OTC
07/01/2022	S	100	$9.455	OTC
07/01/2022	S	100	$9.455	OTC
07/01/2022	S	100	$9.455	OTC
07/01/2022	S	100	$9.45	OTC
07/01/2022	S	100	$9.45	OTC
07/01/2022	S	100	$9.45	OTC
07/01/2022	S	100	$9.45	OTC
07/01/2022	S	100	$9.45	OTC
07/01/2022	S	200	$9.45	OTC
07/01/2022	S	500	$9.45	OTC
07/01/2022	S	100	$9.45	OTC
07/01/2022	S	100	$9.45	OTC
07/01/2022	S	200	$9.44	OTC
07/01/2022	S	900	$9.45	OTC
07/01/2022	S	252	$9.42	OTC
07/01/2022	S	400	$9.43	OTC
07/01/2022	S	100	$9.43	OTC
07/01/2022	S	100	$9.43	OTC
07/01/2022	S	48	$9.44	OTC
07/01/2022	S	100	$9.43	OTC
07/01/2022	S	100	$9.43	OTC
07/01/2022	S	200	$9.42	OTC
07/01/2022	S	900	$9.43	OTC
07/01/2022	S	100	$9.43	OTC
07/01/2022	S	200	$9.43	OTC
07/01/2022	S	100	$9.43	OTC
07/01/2022	S	100	$9.43	OTC
07/01/2022	S	300	$9.41	OTC
07/01/2022	S	200	$9.41	OTC
07/01/2022	S	100	$9.41	OTC
07/01/2022	S	100	$9.41	OTC
07/01/2022	S	400	$9.42	OTC
07/01/2022	S	100	$9.415	OTC
07/01/2022	S	100	$9.41	OTC
07/01/2022	S	1,000	$9.42	OTC
07/01/2022	S	600	$9.42	OTC
07/01/2022	S	100	$9.42	OTC
07/01/2022	S	100	$9.42	OTC
07/01/2022	S	200	$9.42	OTC
07/01/2022	S	200	$9.415	OTC
07/01/2022	S	200	$9.415	OTC
07/01/2022	S	100	$9.415	OTC
07/01/2022	S	200	$9.415	OTC
07/01/2022	S	100	$9.415	OTC
07/01/2022	S	100	$9.41	OTC
07/01/2022	S	1,200	$9.41	OTC
07/01/2022	S	100	$9.41	OTC
07/01/2022	S	100	$9.41	OTC
07/01/2022	S	100	$9.418	OTC
07/01/2022	S	100	$9.41	OTC
07/01/2022	S	100	$9.425	OTC
07/01/2022	S	100	$9.41	OTC
07/01/2022	S	100	$9.41	OTC
07/01/2022	S	200	$9.41	OTC
07/01/2022	S	200	$9.41	OTC
07/01/2022	S	700	$9.41	OTC
07/01/2022	S	700	$9.41	OTC
07/01/2022	S	200	$9.41	OTC
07/01/2022	S	100	$9.44	OTC
07/01/2022	S	100	$9.44	OTC
07/01/2022	S	100	$9.44	OTC
07/01/2022	S	200	$9.44	OTC
07/01/2022	S	100	$9.44	OTC
07/01/2022	S	300	$9.43	OTC
07/01/2022	S	100	$9.43	OTC
07/01/2022	S	100	$9.4	OTC
07/01/2022	S	100	$9.4	OTC
07/01/2022	S	100	$9.41	OTC
07/01/2022	S	100	$9.4	OTC
07/01/2022	S	200	$9.41	OTC
07/01/2022	S	200	$9.4	OTC
07/01/2022	S	300	$9.41	OTC
07/01/2022	S	100	$9.41	OTC
07/01/2022	S	100	$9.415	OTC
07/01/2022	S	200	$9.41	OTC
07/01/2022	S	100	$9.41	OTC
07/01/2022	S	700	$9.41	OTC
07/01/2022	S	1	$9.42	OTC
07/01/2022	S	99	$9.43	OTC
07/01/2022	S	100	$9.42	OTC
07/01/2022	S	200	$9.41	OTC
07/01/2022	S	100	$9.43	OTC
07/01/2022	S	400	$9.43	OTC
07/01/2022	S	500	$9.42	OTC
07/01/2022	S	100	$9.42	OTC
07/01/2022	S	600	$9.41	OTC
07/01/2022	S	100	$9.41	OTC
07/01/2022	S	100	$9.41	OTC
07/01/2022	S	100	$9.41	OTC
07/01/2022	S	100	$9.41	OTC
07/01/2022	S	100	$9.41	OTC
07/01/2022	S	100	$9.41	OTC
07/01/2022	S	100	$9.41	OTC
07/01/2022	S	100	$9.41	OTC
07/01/2022	S	100	$9.39	OTC
07/01/2022	S	100	$9.39	OTC
07/01/2022	S	2	$9.4	OTC
07/01/2022	S	100	$9.4	OTC
07/01/2022	S	100	$9.4	OTC
07/01/2022	S	272	$9.4	OTC
07/01/2022	S	272	$9.4	OTC
07/01/2022	S	100	$9.39	OTC
07/01/2022	S	54	$9.4	OTC
07/01/2022	S	100	$9.4	OTC
07/01/2022	S	100	$9.4	OTC
07/01/2022	S	72	$9.39	OTC
07/01/2022	S	100	$9.4	OTC
07/01/2022	S	728	$9.4	OTC
07/01/2022	S	100	$9.4	OTC
07/01/2022	S	100	$9.4	OTC
07/01/2022	S	16	$9.4	OTC
07/01/2022	S	1,000	$9.4	OTC
07/01/2022	S	84	$9.39	OTC
07/01/2022	S	100	$9.37	OTC
07/01/2022	S	100	$9.38	OTC
07/01/2022	S	500	$9.38	OTC
07/01/2022	S	200	$9.39	OTC
07/01/2022	S	100	$9.39	OTC
07/01/2022	S	100	$9.395	OTC
07/01/2022	S	100	$9.39	OTC
07/01/2022	S	100	$9.39	OTC
07/01/2022	S	100	$9.39	OTC
07/01/2022	S	200	$9.39	OTC
07/01/2022	S	500	$9.39	OTC
07/01/2022	S	100	$9.38	OTC
07/01/2022	S	100	$9.38	OTC
07/01/2022	S	100	$9.38	OTC
07/01/2022	S	100	$9.38	OTC
07/01/2022	S	100	$9.39	OTC
07/01/2022	S	64	$9.37	OTC
07/01/2022	S	36	$9.38	OTC
07/01/2022	S	100	$9.38	OTC
07/01/2022	S	200	$9.32	OTC
07/01/2022	S	500	$9.33	OTC
07/01/2022	S	100	$9.33	OTC
07/01/2022	S	200	$9.33	OTC
07/01/2022	S	100	$9.33	OTC
07/01/2022	S	100	$9.33	OTC
07/01/2022	S	300	$9.33	OTC
07/01/2022	S	100	$9.33	OTC
07/01/2022	S	100	$9.33	OTC
07/01/2022	S	279	$9.33	OTC
07/01/2022	S	200	$9.33	OTC
07/01/2022	S	21	$9.33	OTC
07/01/2022	S	100	$9.33	OTC
07/01/2022	S	300	$9.34	OTC
07/01/2022	S	200	$9.34	OTC
07/01/2022	S	100	$9.345	OTC
07/01/2022	S	300	$9.35	OTC
07/01/2022	S	400	$9.35	OTC
07/01/2022	S	100	$9.33	OTC
07/01/2022	S	100	$9.33	OTC
07/01/2022	S	100	$9.33	OTC
07/01/2022	S	100	$9.33	OTC
07/01/2022	S	100	$9.33	OTC
07/01/2022	S	100	$9.33	OTC
07/01/2022	S	200	$9.33	OTC
07/01/2022	S	100	$9.33	OTC
07/01/2022	S	100	$9.33	OTC
07/01/2022	S	100	$9.33	OTC
07/01/2022	S	100	$9.33	OTC
07/01/2022	S	100	$9.33	OTC
07/01/2022	S	100	$9.33	OTC
07/01/2022	S	100	$9.33	OTC
07/01/2022	S	100	$9.33	OTC
07/01/2022	S	100	$9.33	OTC
07/01/2022	S	100	$9.33	OTC
07/01/2022	S	23	$9.33	OTC
07/01/2022	S	77	$9.33	OTC
07/01/2022	S	200	$9.34	OTC
07/01/2022	S	100	$9.34	OTC
07/01/2022	S	100	$9.34	OTC
07/01/2022	S	200	$9.34	OTC
07/01/2022	S	100	$9.34	OTC
07/01/2022	S	100	$9.34	OTC
07/01/2022	S	100	$9.34	OTC
07/01/2022	S	100	$9.34	OTC
07/01/2022	S	46	$9.33	OTC
07/01/2022	S	100	$9.33	OTC
07/01/2022	S	77	$9.33	OTC
07/01/2022	S	77	$9.33	OTC
07/01/2022	S	100	$9.33	OTC
07/01/2022	S	100	$9.33	OTC
07/01/2022	S	100	$9.33	OTC
07/01/2022	S	100	$9.34	OTC
07/01/2022	S	100	$9.33	OTC
07/01/2022	S	100	$9.34	OTC
07/01/2022	S	100	$9.34	OTC
07/01/2022	S	100	$9.34	OTC
07/01/2022	S	100	$9.34	OTC
07/01/2022	S	100	$9.34	OTC
07/01/2022	S	100	$9.34	OTC
07/01/2022	S	100	$9.34	OTC
07/01/2022	S	100	$9.34	OTC
07/01/2022	S	100	$9.34	OTC
07/01/2022	S	100	$9.34	OTC
07/01/2022	S	100	$9.34	OTC
07/01/2022	S	100	$9.35	OTC
07/01/2022	S	100	$9.365	OTC
07/01/2022	S	100	$9.365	OTC
07/01/2022	S	100	$9.365	OTC
07/01/2022	S	100	$9.369	OTC
07/01/2022	S	100	$9.365	OTC
07/01/2022	S	100	$9.365	OTC
07/01/2022	S	100	$9.365	OTC
07/01/2022	S	100	$9.365	OTC
07/01/2022	S	500	$9.37	OTC
07/01/2022	S	500	$9.37	OTC
07/01/2022	S	100	$9.37	OTC
07/01/2022	S	100	$9.37	OTC
07/01/2022	S	100	$9.36	OTC
07/01/2022	S	100	$9.36	OTC
07/01/2022	S	300	$9.36	OTC
07/01/2022	S	100	$9.36	OTC
07/01/2022	S	100	$9.365	OTC
07/01/2022	S	100	$9.36	OTC
07/01/2022	S	100	$9.36	OTC
07/01/2022	S	100	$9.36	OTC
07/01/2022	S	100	$9.36	OTC
07/01/2022	S	100	$9.35	OTC
07/01/2022	S	100	$9.35	OTC
07/01/2022	S	100	$9.35	OTC
07/01/2022	S	100	$9.35	OTC
07/01/2022	S	100	$9.35	OTC
07/01/2022	S	100	$9.35	OTC
07/01/2022	S	200	$9.35	OTC
07/01/2022	S	100	$9.34	OTC
07/01/2022	S	100	$9.34	OTC
07/01/2022	S	100	$9.34	OTC
07/01/2022	S	100	$9.34	OTC
07/01/2022	S	100	$9.34	OTC
07/01/2022	S	300	$9.34	OTC
07/01/2022	S	100	$9.34	OTC
07/01/2022	S	100	$9.34	OTC
07/01/2022	S	100	$9.34	OTC
07/01/2022	S	100	$9.34	OTC
07/01/2022	S	100	$9.34	OTC
07/01/2022	S	100	$9.33	OTC
07/01/2022	S	100	$9.34	OTC
07/01/2022	S	100	$9.33	OTC
07/01/2022	S	100	$9.33	OTC
07/01/2022	S	100	$9.33	OTC
07/01/2022	S	100	$9.33	OTC
07/01/2022	S	100	$9.33	OTC
07/01/2022	S	100	$9.33	OTC
07/01/2022	S	100	$9.33	OTC
07/01/2022	S	100	$9.33	OTC
07/01/2022	S	95	$9.33	OTC
07/01/2022	S	5	$9.33	OTC
07/01/2022	S	100	$9.33	OTC
07/01/2022	S	100	$9.33	OTC
07/01/2022	S	5	$9.33	OTC
07/01/2022	S	200	$9.33	OTC
07/01/2022	S	100	$9.33	OTC
07/01/2022	S	95	$9.33	OTC
07/01/2022	S	100	$9.33	OTC
07/01/2022	S	100	$9.33	OTC
07/01/2022	S	100	$9.33	OTC
07/01/2022	S	95	$9.33	OTC
07/01/2022	S	5	$9.33	OTC
07/01/2022	S	95	$9.33	OTC
07/01/2022	S	5	$9.33	OTC
07/01/2022	S	100	$9.33	OTC
07/01/2022	S	100	$9.33	OTC
07/01/2022	S	63	$9.33	OTC
07/01/2022	S	37	$9.33	OTC
07/01/2022	S	63	$9.33	OTC
07/01/2022	S	37	$9.33	OTC
07/01/2022	S	63	$9.33	OTC
07/01/2022	S	37	$9.33	OTC
07/01/2022	S	63	$9.33	OTC
07/01/2022	S	37	$9.33	OTC
07/01/2022	S	100	$9.33	OTC
07/01/2022	S	100	$9.335	OTC
07/01/2022	S	100	$9.335	OTC
07/01/2022	S	100	$9.34	OTC
07/01/2022	S	100	$9.34	OTC
07/01/2022	S	100	$9.33	OTC
07/01/2022	S	100	$9.33	OTC
07/01/2022	S	63	$9.33	OTC
07/01/2022	S	37	$9.33	OTC
07/01/2022	S	100	$9.33	OTC
07/01/2022	S	37	$9.33	OTC
07/01/2022	S	63	$9.33	OTC
07/01/2022	S	100	$9.33	OTC
07/01/2022	S	100	$9.33	OTC
07/01/2022	S	100	$9.33	OTC
07/01/2022	S	100	$9.33	OTC
07/01/2022	S	100	$9.33	OTC
07/01/2022	S	100	$9.33	OTC
07/01/2022	S	100	$9.345	OTC
07/01/2022	S	100	$9.33	OTC
07/01/2022	S	100	$9.35	OTC
07/01/2022	S	200	$9.35	OTC
07/01/2022	S	100	$9.35	OTC
07/01/2022	S	100	$9.33	OTC
07/01/2022	S	100	$9.33	OTC
07/01/2022	S	100	$9.35	OTC
07/01/2022	S	100	$9.35	OTC
07/01/2022	S	100	$9.35	OTC
07/01/2022	S	100	$9.33	OTC
07/01/2022	S	100	$9.33	OTC
07/01/2022	S	100	$9.33	OTC
07/01/2022	S	100	$9.35	OTC
07/01/2022	S	100	$9.33	OTC
07/01/2022	S	244	$9.33	OTC
07/01/2022	S	100	$9.37	OTC
07/06/2022	B	10,000	$9.2006	OTC
07/06/2022	S	5	$9.1607	OTC
07/06/2022	S	1,200	$9.16	OTC
07/06/2022	S	100	$9.16	OTC
07/06/2022	S	250	$9.16	OTC
07/06/2022	S	44	$9.16	OTC
07/06/2022	S	1,501	$9.17	OTC
07/06/2022	S	250	$9.16	OTC
07/06/2022	S	1	$9.16	OTC
07/06/2022	S	50	$9.16	OTC
07/06/2022	S	50	$9.16	OTC
07/06/2022	S	50	$9.16	OTC
07/06/2022	S	50	$9.16	OTC
07/06/2022	S	20	$9.1598	OTC
07/06/2022	S	84	$9.1700	OTC
07/06/2022	S	2,099	$9.17	OTC
07/06/2022	S	200	$9.16	OTC
07/06/2022	S	50	$9.1500	OTC
07/06/2022	S	100	$9.16	OTC
07/06/2022	S	50	$9.1550	OTC
07/06/2022	S	50	$9.17	OTC
07/06/2022	S	50	$9.16	OTC
07/06/2022	S	50	$9.165	OTC
07/06/2022	S	33	$9.1599	OTC
07/06/2022	S	50	$9.16	OTC
07/06/2022	S	50	$9.16	OTC
07/06/2022	S	17	$9.1602	OTC
07/06/2022	S	50	$9.16	OTC
07/06/2022	S	17	$9.1602	OTC
07/06/2022	S	33	$9.1599	OTC
07/06/2022	S	50	$9.165	OTC
07/06/2022	S	17	$9.1602	OTC
07/06/2022	S	33	$9.1599	OTC
07/06/2022	S	50	$9.165	OTC
07/06/2022	S	50	$9.165	OTC
07/06/2022	S	50	$9.165	OTC
07/06/2022	S	50	$9.165	OTC
07/06/2022	S	50	$9.165	OTC
07/06/2022	S	50	$9.17	OTC
07/06/2022	S	50	$9.1750	OTC
07/06/2022	S	50	$9.1750	OTC
07/06/2022	S	50	$9.1800	OTC
07/06/2022	S	16	$9.1598	OTC
07/06/2022	S	50	$9.16	OTC
07/06/2022	S	79	$9.16	OTC
07/06/2022	S	5	$9.16	OTC
07/06/2022	S	100	$9.1700	OTC
07/06/2022	S	50	$9.16	OTC
07/06/2022	S	50	$9.16	OTC
07/06/2022	S	50	$9.1750	OTC
07/06/2022	S	50	$9.1750	OTC
07/06/2022	S	50	$9.16	OTC
07/06/2022	S	50	$9.16	OTC
07/06/2022	S	50	$9.16	OTC
07/06/2022	S	50	$9.17	OTC
07/06/2022	S	50	$9.16	OTC
07/06/2022	S	50	$9.16	OTC
07/06/2022	S	50	$9.16	OTC
07/06/2022	S	50	$9.16	OTC
07/06/2022	S	50	$9.16	OTC
07/06/2022	S	50	$9.16	OTC
07/06/2022	S	50	$9.16	OTC
07/06/2022	S	50	$9.16	OTC
07/06/2022	S	50	$9.16	OTC
07/06/2022	S	50	$9.17	OTC
07/06/2022	S	50	$9.17	OTC
07/06/2022	S	50	$9.1750	OTC
07/06/2022	S	50	$9.1750	OTC
07/06/2022	S	50	$9.1750	OTC
07/06/2022	S	50	$9.1800	OTC
07/06/2022	S	50	$9.1800	OTC
07/06/2022	S	50	$9.1800	OTC
07/06/2022	S	100	$9.1800	OTC
07/06/2022	S	100	$9.1800	OTC
07/06/2022	S	1	$9.1800	OTC
07/06/2022	S	50	$9.1800	OTC
07/06/2022	S	2	$9.1800	OTC
07/06/2022	S	47	$9.1800	OTC
07/06/2022	S	100	$9.17	OTC
07/06/2022	S	50	$9.17	OTC
07/06/2022	S	50	$9.17	OTC
07/06/2022	S	50	$9.17	OTC
07/06/2022	S	150	$9.17	OTC
07/06/2022	S	50	$9.1850	OTC
07/06/2022	S	50	$9.1800	OTC
07/06/2022	S	50	$9.1800	OTC
07/06/2022	S	50	$9.1800	OTC
07/06/2022	S	50	$9.17	OTC
07/06/2022	S	50	$9.17	OTC
07/06/2022	S	50	$9.17	OTC
07/06/2022	S	50	$9.1800	OTC
07/06/2022	S	50	$9.16	OTC
07/06/2022	S	50	$9.1800	OTC
07/06/2022	S	50	$9.17	OTC
07/06/2022	S	50	$9.1800	OTC
07/06/2022	S	50	$9.16	OTC
07/06/2022	S	17	$9.17	OTC
07/06/2022	S	29	$9.1601	OTC
07/28/2022	B	100	$9.55	MEMX
07/28/2022	B	100	$9.55	AMEX
07/28/2022	B	96	$9.545	ARCA
07/28/2022	B	100	$9.55	ASE
07/28/2022	S	100	$9.55	OTC
07/28/2022	S	96	$9.545	OTC
07/28/2022	S	100	$9.55	OTC
07/28/2022	S	100	$9.55	OTC
07/28/2022	B	1,200	$9.55	EDGE X
07/28/2022	B	500	$9.55	MEMX
07/28/2022	B	700	$9.55	NASDAQ
07/28/2022	B	1,504	$9.55	ARCA
07/28/2022	B	900	$9.55	ASE
07/28/2022	S	900	$9.55	OTC
07/28/2022	S	1,504	$9.55	OTC
07/28/2022	S	500	$9.55	OTC
07/28/2022	S	700	$9.55	OTC
07/28/2022	S	1,200	$9.55	OTC
12/08/2022	S	12	$8.7315	OTC
12/09/2022	B	11	$8.72	OTC
12/09/2022	B	1	$8.72	OTC
01/13/2023	B	100	$8.9683	OTC
01/17/2023	S	100	$8.95	OTC
03/22/2023	B	85	$8.51	OTC
03/22/2023	B	300	$8.51	OTC
03/22/2023	B	150	$8.51	OTC
03/22/2023	B	300	$8.51	OTC
03/22/2023	B	200	$8.51	OTC
03/22/2023	B	90	$8.51	OTC
03/22/2023	B	100	$8.51	OTC
03/22/2023	S	300	$8.51	ASE
03/22/2023	S	100	$8.51	ASE
03/22/2023	S	90	$8.51	ASE
03/22/2023	S	200	$8.51	ASE
03/22/2023	S	300	$8.51	ASE
03/22/2023	S	85	$8.51	ASE
03/22/2023	S	150	$8.51	ASE
10/13/2023	B	1	$7.48	OTC
10/13/2023	S	1	$7.4908	OTC

Preferred Stock

TRADE DATE	BUY/SELL	QUANTITY	PRICE	EXECUTION
04/12/2022	B	1,000	100%	OTC